Exhibit 16.1

Grant Thornton Bharat LLP

21st Floor, DLF Square,
Jacaranda Marg, DLF Phase II,
Gurugram - 122 002
Haryana, India
August 1, 2025
T +91 124 462 8000
F +91 124 462 8001

U.S. Securities and Exchange Commission

Office of Chief Accountant

100 F Street, NE

Washington, DC 20549

RE: Zoomcar Holdings, Inc.

File no. 001-40964

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Zoomcar Holdings, Inc. dated August 1, 2025, and agree with the statements concerning our Firm contained therein.

Very truly yours,

Member firm of Grant Thornton International Ltd.	www.grantthornton.in
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